UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
January 26, 2011

ABAXIS, INC.
(Exact name of registrant as specified in its charter)

California	000-19720	77-0213001
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3240 Whipple Road, Union City, CA 94587
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(510) 675-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

On January 26, 2011, Abaxis, Inc. (the “Company”) entered into a Master Technical Testing Services Agreement with the Kansas State University and K-State Diagnostic and Analytical Services, Inc. or KDAS/VDL.  Pursuant to this agreement, KDAS/VDL, which is affiliated with Kansas State University, will perform certain diagnostic services at the Company’s request on a fee-for-services basis.  The Company intends to offer these diagnostic services, along with other diagnostic and laboratory services, to clients as part of the Abaxis Veterinary Reference Laboratory, or AVRL, being established by the Company.  The initial term of the agreement is five years and may be extended for additional periods if the parties desire to do so.  The Company has the right to terminate the agreement at any time on advance written notice, and Kansas State University and KDAS/VDL have a limited right to terminate the agreement under certain circumstances.

In connection with the Master Technical Testing Services Agreement, the Company also entered into a Master Agreement with two entities affiliated with Kansas State University, the National Institute for Strategic Technology Acquisition and Commercialization, or NISTAC, and the Kansas State University Research Foundation, or KSURF.  Pursuant to the Master Agreement, the Company has issued to NISTAC warrants to purchase 10,000 shares of the Company’s common stock at an exercise price of $3.00 per share, and will be obligated to issue additional warrants to purchase 20,000 shares of the Company’s common stock with an exercise price of $3.00 per share on the date the Company first receives samples from a paying customer for which the KDAS/VDL could have performed one or more of the veterinary diagnostic and laboratory testing and related services contemplated by the Master Technical Testing Services Agreement.  Each warrant vests at a rate of 20% annually from its issuance date and has a term of five years.  In addition, under the Master Agreement, the Company will pay royalties on AVRL sales to KSURF for ten years.  If the Master Technical Testing Services Agreement expires or is terminated early, the royalty obligations will continue for the full ten year period, but at a reduced rate.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 1, 2011

ABAXIS, INC.

By:	/s/ Alberto R. Santa Ines
Alberto R. Santa Ines
Vice President, Finance and
Chief Financial Officer

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